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                                                                     EXHIBIT 4.9

                                VERITAS DGC INC.
                         KEY CONTRIBUTOR INCENTIVE PLAN
                     (AS AMENDED AND RESTATED MARCH 9, 1999)


A.   PLAN OBJECTIVES

The overall objective of the Key Contributor Incentive Plan (herein after referred to as the "Plan") is to provide short-term rewards paid as incentives to designated Key Contributors. Key Contributors are those individuals who have the responsibility of leading a diverse or complex team or function. The work produced from that team or function significantly impacts the operations of the Company up to and including bottom line results. Within the overall objectives, the following are the specific goals of the Plan:

o Reward Key Contributors for achieving Veritas DGC Inc.'s business strategies in the area of net income before taxes (NIBT)

o    Focus participants on key business goals that they can directly impact

o Create payout opportunities that balance the appropriate return to the Company with reward to the participants

B.   ELIGIBILITY

Eligibility for participation in the Plan is recommended by managers and approved by the respective division executive. Plan participants must meet the following eligibility criteria:

o    A minimum annual base salary of $50,000

o Job responsibilities that have a major impact on the accomplishment of Veritas DGC Inc.'s business strategies

o    Regular full-time employment with Veritas DGC Inc.

Variations from the guidelines may be made for individuals as recommended by Corporate or Division executives and approved by the CEO.

C.   PLAN YEAR

The Plan year for the Key Contributor Incentive Plan coincides with the Veritas DGC Inc. fiscal year: August 1 through July 31.



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                                                                     EXHIBIT 4.9


D.   PERFORMANCE MEASURES AND PAYOUT TARGETS

PERFORMANCE MEASURES AND WEIGHTS

Seventy-five percent (75%) of the payment will be based upon attainment of net income before taxes (hereinafter referred to as "NIBT"). NIBT is based on the profit plan for VDGC Consolidated and for each division as approved by Veritas DGC Inc.'s Board of Directors.

Twenty-five percent (25%) of the award will be based on equally weighted strategic individual objectives as determined by the participant's immediate supervisor. These individual objectives are to be in addition to the participant's day-to-day responsibilities and shall present a challenge to the participant.

The following incentive weights apply for both Corporate and Division participants:



                             VDGC
                         CONSOLIDATED       DIVISION           INDIVIDUAL
                             NIBT             NIBT             OBJECTIVES
                         ------------       --------           ----------
     Corporate               75%                                   25%
     Division                25%               50%                 25%


The impact level of the participant's position determines incentive target payout percentage as follows:



                                                     IMPACT         TARGET
     BASE SALARY (IN THOUSANDS)                      LEVEL         PAYOUT*
     --------------------------                      -----         -------
     CEO                                               --             50%
     $150+ (Corporate leadership and                   A              40%
     Division Sr. Executive Mgt. Only)
     $100+                                             B              30%
     $75-$99                                           C              20%
     $50-$74                                           D              10%


*Target payout is the percentage of base salary that the Plan intends to pay to the participant assuming that the profit and strategic individual objectives are met for the corporation and his/her division.


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                                                                     EXHIBIT 4.9


E.   AWARD CALCULATION

The actual incentive award calculation will be comprised of the following components:

o FINANCIAL RESULTS: Incentive payouts will increase or decrease from target as dictated by NIBT results without minimum or cap.

o INDIVIDUAL OBJECTIVES: This portion of the incentive award will be increased or decreased from target as determined by financial results.

NOTE: If the annual NIBT plan as submitted to and approved by the Board (either Veritas DGC Inc. or a division plan) generates an NIBT plan of $0 or less, the following then applies:

       a) If planned negative NIBT is attained, a maximum of target incentive will be earned.

EMPLOYMENT STATUS

Participants must be actively employed on the dates that the award payments are made; otherwise the award is forfeited. In addition, if the participant leaves before the award payment date, all moneys previously paid will be retained by the participant; however, no additional bonuses will be calculated or paid. The CEO must approve any exceptions to this rule.

F.   METHOD OF PAYMENT

Incentive awards will be paid in cash unless otherwise determined by the Veritas DGC Inc. Board of Directors or the Compensation Committee of the Veritas DGC Inc. Board of Directors.

STOCK IN LIEU OF INCENTIVE AWARD

Prior to payment of either the mid-year or the year-end incentive, the Veritas DGC Inc. Board of Directors or the Compensation Committee of the Veritas DGC Inc. Board of Directors may determine that some or all participants in the Plan shall receive all or a portion of their mid-year or year-end incentive award in shares of Veritas DGC Inc. Common Stock. In those periods when incentive payments would otherwise be made in cash, the Board of Directors or the Compensation Committee may allow participants the opportunity to receive all or part of their mid-year or year-end incentive in shares of Veritas DGC Inc. Common Stock. Participants who receive all or a specified portion of the mid-year or year-end incentive award in Common Stock rather than cash will receive their shares on a date following the mid-year or year-end incentive payment. Numbers of shares will be calculated as follows:



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                                                                     EXHIBIT 4.9


      Portion of incentive used to purchase stock ($)     =    # of shares
      -----------------------------------------------
                   Fair market value per share ($)


For the purposes of this Plan, "fair market value" shall be the closing price for the Common Stock on the New York Stock Exchange on a date fixed by the Board of Directors or the Compensation Committee.

G.   AWARD FREQUENCY

Incentive awards will be made semi-annually. The mid-year award will be based on the achievement of the applicable NIBT plan. The Board of Directors or the Compensation Committee shall have the discretion to adjust some or all of the mid-year incentive awards based on projected performance through the end of the fiscal year. The award at the end of the fiscal year will be based on both achievement of applicable NIBT plan and the attainment of individual objectives.

H.   PLAN ADMINISTRATION

The Plan is administered by the CEO and Corporate Vice President of Human Resources in accordance with the Key Contributor Incentive Plan Administration Document.

Any exceptions to the Plan must be approved by the Board of Directors and/or the Compensation Committee of the Board of Directors of Veritas DGC Inc. At any time, the Board of Directors (and/or the Compensation Committee of the Board of Directors) may, in its discretion, adjust, amend or terminate the plan.

This Plan is a voluntary incentive program and continuance of the Plan is not assumed as an obligation of Veritas DGC Inc. Veritas DGC Inc. reserves the right to terminate the Plan or to amend the Plan at any time and in any respect. Participation in this Plan shall not impose upon the Company any obligation whatsoever to employ or to continue to employ any Plan participant, and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that the employee is a Plan participant.



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